June 25, 1998


Dear J.C. Nichols ESOP Participant:

The July 1 Special Shareholders Meeting to consider the J.C. Nichols and Highwoods merger is fast approaching. As you make the important decision how to vote, you should know that Institutional Shareholder Services (ISS), an independent proxy advisory and voting firm, has just issued a report regarding the proposed transaction.

In the conclusion to its 12 page report, ISS said, "ISS believes that the JCN board and management have made a good-faith effort to obtain a fair value on behalf of shareholders, both with Highwoods and in their willingness to allow
other  parties...to  conduct  due   diligence....[T]here  are  some  significant
detriments in casting aside the Highwoods merger, but there is no assurance that a better deal can be gained by doing so. Based on the certainty of the offer, the attractive offer price, the dividend payment, Morgan Stanley's fairness opinion, and the strategic benefits that will accrue from the transaction, we believe the merger agreement warrants shareholder support.

"We recommend a vote FOR the merger agreement."

Commenting on recent communications from Blackacre Capital Management L.L.P., an affiliate of Cerberus Partners, ISS added:

"The prices proposed by Intell and Cerberus may be tantalizing, but neither party is under any obligation to complete a transaction at any price. Indeed, a defeat of the Highwoods merger could entice either one to come back with a lowball bid.

"...[Blackacre] has been involved with JCN for almost a year, which makes its decision to enter the bidding fray only two weeks before the shareholders'
meeting striking....It is clearly bent on impeding the Highwoods deal."

ISS is the world's leading provider of proxy voting and corporate governance services. ISS serves, and is compensated by, its institutional shareholder and corporate clients throughout North America and Europe. Neither J.C. Nichols nor Highwoods is a member of ISS or pays ISS for its reports.


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In addition,  Blackacre has indicated that it will not terminate the ESOP Trust.
Highwoods' termination of the ESOP Trust will allow full distribution to all ESOP participants.

Your Board of Directors continues to believe that the Highwoods merger is in the interests of all J.C. Nichols shareholders, including ESOP participants. Your vote is very important and we urge you once more to instruct the Trustee to vote your shares for the merger today.

Remember, Intrust must receive your blue Voting Instruction Form by noon, June 30th.

As before, if you have any questions, or need an additional Voting Instruction Form, please contact our proxy firm at 1-800-437-7699.


Sincerely,


William Hoskins